Exhibit 23.2

Gaffney, Cline & Associates Inc.	Av. Roque Saenz Pena 917, 2° Piso, Of. 1
Buenos Aires, C 1035AAE
Argentina

Technical and Management Advisers to the Petroleum Industry Internationally Since 1962	Telefono	5411-4-393-1007
	Fax:	5411 -4-326-0442
	e-Mail:	gcah@gaffney-cline.com

C1671.00	March 4, 2010

CONSENT OF GAFFNEY, CLINE & ASSOCIATES, INC.

As the independent reserve engineers for Apco Oil and Gas International Inc., Gaffney, Cline & associates, Inc. (GCA) hereby confirms that it has granted and not withdrawn its consent to the reference to GCA's review of Apco's reserves as of December 31 of 2008 and 2007 in the form and context disclosed by Apco in its Form 10K submission to the United States Securities and Exchange Commission for the period ending December 31, 2009.

Very truly yours,

GAFFNEY, CLINE & Associates, INC.

Cesar Guzzetti
Regional Manager

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